Exhibit 99.1

Hut 8 Reports Second Quarter 2026 Results

Power-first execution model compounds across the Company’s first two AI data center campuses

949 MW of contracted IT capacity, approximately $26.6 billion of expected aggregate base-term contract value, more than $1.75 billion of expected average annual NOI, and $7.5 billion of investment-grade project financing secured to date

Earnings Release Highlights

-	Completed the commercialization of Hut 8's first gigawatt-scale AI data center campus, signing, subsequent to quarter-end, a second 352 MW IT lease at Beacon Point.
-	Closed $7.5 billion of fully amortizing investment-grade project financing across two offerings in a single quarter, each on a non-dilutive basis and without recourse to Hut 8 Corp.
-	Scaled expected aggregate base-term contract value across the portfolio to approximately $26.6 billion across 949 MW of contracted AI data center capacity, representing more than $1.75 billion of expected average annual NOI, leased or backstopped exclusively by investment-grade counterparties.
-	Facilities representing 1,330 MW of utility capacity in active construction across River Bend and Beacon Point, targeted for initial data hall delivery in Q2 2027 and Q3 2027, respectively.

MIAMI, August 4, 2026 – Hut 8 Corp. (Nasdaq, TSX: HUT) (“Hut 8” or the “Company”), an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive technologies, today reported its financial results for the second quarter of 2026.

Asher Genoot, CEO of Hut 8, said: “In the second quarter, our power-first model drove significant commercial and financial milestones across our first two AI data center campuses. To date, it has produced data center leases representing 949 MW of contracted IT capacity, approximately $26.6 billion of expected aggregate base-term value leased or backstopped by investment-grade counterparties, more than $1.75 billion of expected average annual NOI, and $7.5 billion of investment-grade construction financing.

“Three milestones during the quarter and the weeks that followed demonstrated our momentum. At Beacon Point, our existing high-investment-grade tenant returned within months of the Phase 1 lease to commit to a second 352 MW IT lease, commercializing the campus’s full one-gigawatt of utility capacity. In the credit markets, we closed $7.5 billion across two investment-grade offerings in a single quarter, opening with our inaugural River Bend financing and returning weeks later to execute on improved terms for Beacon Point Phase 1. Commitments of this depth from some of the market’s most sophisticated counterparties underscore the strength of a model built to perform repeatedly at scale.

“Delivery is now our central priority. We continue to apply the full weight of our organization to deliver River Bend and Beacon Point: operating rigor built through years of developing energy-intensive infrastructure at scale and a team we continue to expand ahead of the growth to come. Bringing these campuses online will put nearly a gigawatt of contracted IT capacity into service and establish the foundation from which we intend to build the defining infrastructure platform of the AI era.”

Second Quarter 2026 Highlights

Power

-	Generated $1.2 million in second quarter revenue from Power Generation and Managed Services.
-	Advanced, following the execution of the Phase 2 lease subsequent to quarter-end, 500 MW of utility capacity from Beacon Point into Energy Capacity Under Construction, increasing total Energy Capacity

Under Construction to 1,330 MW, comprising 330 MW at the River Bend campus and 1,000 MW at the Beacon Point campus.

Digital Infrastructure

-	Generated $1.3 million in second quarter revenue from Colocation services. An additional $27.0 million of Colocation revenue, including reimbursements, from the Company’s share of the unconsolidated King Mountain Joint Venture is recognized in the “Equity in earnings of unconsolidated joint venture” line item.
-	Advanced the buildout of River Bend, targeted for initial data hall delivery in the second quarter of 2027. Progress during the quarter included the commencement of vertical construction, continued construction of the campus substation, and receipt of initial deliveries of long-lead equipment.
-	Commenced the buildout of Beacon Point, with construction of Phase 1 and the campus substation underway, targeted for initial energization in the first quarter of 2027 and initial data hall delivery in the third quarter of 2027.
-	Completed the commercialization of Hut 8's first gigawatt-scale AI data center campus, signing, subsequent to quarter-end, a second 15-year, 352 MW IT lease at Beacon Point with the same high-investment-grade tenant as in Beacon Point Phase 1, representing approximately $9.8 billion in expected base-term contract value and approximately $655.0 million of expected average annual NOI on a triple-net, take-or-pay basis and bringing total base-term contract value across the campus to approximately $19.6 billion and expected average annual NOI to approximately $1.3 billion. Renewal options increase potential campus-level contract value to $50.2 billion.

Compute

-	Generated $72.5 million in second quarter revenue from ASIC Compute, AI Cloud, and Traditional Cloud solutions.

Capital Strategy and Balance Sheet

-	Maintained a strong liquidity position, supported by approximately $8.1 billion in unrestricted cash, restricted cash and cash equivalents, and Bitcoin holdings, including $7.6 billion attributable to Hut 8 and $497.2 million attributable to American Bitcoin, as of June 30, 2026.
-	Closed $7.5 billion of fully amortizing investment-grade project financing across two offerings, comprising $3.25 billion of senior secured notes for the River Bend campus, the first investment-grade construction financing for a single-sponsor data center project, and $4.25 billion of senior secured notes for Beacon Point Phase 1, rated Baa2 and priced 20 basis points inside the issuance spread of the River Bend notes, in each case on a non-dilutive basis and without recourse to Hut 8 Corp.
-	Refinanced the Company's $200.0 million Bitcoin-backed credit facility through a new facility with FalconX, reducing facility cost of debt from 9.0% to 7.0% and, upon the closing of the new facility, releasing approximately 3,300 BTC from collateral. Following the conversion of the Company's $150.0 million Coatue convertible note, Hut 8 carries no general recourse debt at the parent level.
-	Advanced financing plans for Beacon Point Phase 2, evaluating a range of structures consistent with the Company's disciplined approach to funding campus development.

Development Pipeline

As of June 30, 2026, Hut 8’s development pipeline totaled approximately 8,660 MW, including 5,400 MW of Energy Capacity Under Diligence, 1,880 MW of Energy Capacity Under Exclusivity, 50 MW of Energy Capacity Under Development, and 1,330 MW of Energy Capacity Under Construction.

1.	Excludes 1,000 MW of potential expansion capacity at River Bend (subject to the expansion of power at the site), for which Fluidstack holds a ROFO under the River Bend lease.
2.	Includes 500 MW of energy capacity at Beacon Point Phase 2, which advanced to Energy Capacity Under Construction subsequent to June 30, 2026.

Select Second Quarter 2026 Financial Results

Revenue for the three months ended June 30, 2026 was $74.9 million, compared to $41.3 million in the prior-year period, and consisted of $1.2 million in Power revenue, $1.3 million in Digital Infrastructure revenue, and $72.5 million in Compute revenue.

Net loss for the three months ended June 30, 2026 was $177.1 million, compared to net income of $137.5 million in the prior-year period. Net loss for the period included $138.6 million of primarily unrealized losses on digital assets, compared to $217.6 million of primarily unrealized gains on digital assets in the prior-year period.

Adjusted EBITDA for the three months ended June 30, 2026 was $10.4 million, compared to $4.2 million in the prior-year period. Beginning with the three months ended June 30, 2026, the Company has revised its definition of Adjusted EBITDA to exclude mark-to-market gains and losses on digital assets, and presents Adjusted EBITDA inclusive of digital assets mark-to-market as a separate measure. Prior-period amounts have been recast to conform to the current presentation. Adjusted EBITDA inclusive of digital assets mark-to-market for the three months ended June 30, 2026 was $(94.6) million, compared to $221.2 million in the prior-year period. Reconciliations of these non-GAAP measures to net loss or net income, the most comparable GAAP measure, and explanations of these measures are provided in the tables included below in this press release.

Conference Call

The Company will host a conference call and webcast to review the results today at 8:30 a.m. ET. To register for the webcast, use the following link: app.webinar.net/aA6jEPYlwy5

Supplemental Materials and Upcoming Communications

The Company expects to make available on its website materials designed to accompany the discussion of its results, along with certain supplemental financial information and other data. For important news and information regarding the Company, including investor presentations and timing of future investor conferences, visit the Investor Relations section of the Company's website, hut8.com/investors, and its social media accounts, including on X and LinkedIn. The Company uses its website and social media accounts as primary channels for disclosing key information to its investors, some of which may contain material and previously non-public information.

Analyst Coverage

A full list of Hut 8 Corp. analyst coverage can be found at hut8.com/investors/stock-info/.

About Hut 8

Hut 8 is an energy infrastructure platform integrating power, digital infrastructure, and compute at scale to fuel next-generation, energy-intensive technologies such as AI, high-performance computing, and ASIC compute. The Company develops, commercializes, and operates industrial-scale energy and data center infrastructure through a power-first, innovation-driven approach. For more information, visit hut8.com.

Cautionary Note Regarding Forward-Looking Information

This press release includes “forward-looking information” and “forward-looking statements” within the meaning of Canadian securities laws and United States securities laws, respectively (collectively, “forward-looking information”). All information, other than statements of historical facts, included in this press release that address activities, events, or developments that Hut 8 expects or anticipates will or may occur in the future, including statements relating to the expected aggregate base-term contract value and expected average annual net operating income associated with the Company’s contracted data center capacity; the potential contract value associated with the exercise of renewal options at the Company’s leased data center sites; the development and construction of the Company’s River Bend and Beacon Point sites, including the targeted timing of initial energization and data hall delivery; the anticipated completion and operation of the Company’s leased data center sites and the expected benefits thereof; the Company’s plans and potential financing structures for Beacon Point Phase 2; the Company’s future business strategy, competitive strengths, expansion, and growth of the business and operations more generally, and other such matters is forward-looking information. Forward-looking information is often identified by the words “may,” “would,” “could,” “should,” “will,” “intend,” “plan,” “anticipate,” “allow,” “believe,” “estimate,” “expect,” “predict,” “can,” “might,” “potential,” “is designed to,” “likely,” or similar expressions.

Statements containing forward-looking information are not historical facts, but instead represent management’s expectations, estimates, and projections regarding future events based on certain material factors and assumptions at the time the statement was made. While considered reasonable by Hut 8 as of the date of this press release, such statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, failure of critical systems; geopolitical, social, economic, and other events and circumstances; competition from current and future competitors; risks related to power requirements; cybersecurity threats and breaches; hazards and operational risks; changes in leasing arrangements; Internet-related disruptions; dependence on key personnel; having a limited operating history; attracting and retaining customers; entering into new offerings or lines of business; price fluctuations and rapidly changing technologies; construction of new data centers, data center expansions, or data center redevelopment; predicting facility requirements; strategic alliances or joint ventures; operating and expanding internationally; failing to grow hashrate; purchasing miners; relying on third-party mining pool service providers; uncertainty in the development and acceptance of the Bitcoin network; Bitcoin halving events; competition from other methods of investing in Bitcoin; concentration of Bitcoin holdings; hedging transactions; potential liquidity constraints; legal, regulatory, governmental, and technological uncertainties; physical risks related to climate change; involvement in legal proceedings; trading volatility; and other risks described from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. In particular, see the Company’s recent and upcoming annual and quarterly reports and other continuous disclosure documents, which are available under the Company’s EDGAR profile at sec.gov and SEDAR+ profile at sedarplus.ca.

Non-GAAP Financial Measures

In addition to its results determined in accordance with GAAP, the Company relies on Adjusted EBITDA, inclusive of digital assets mark-to-market; Adjusted EBITDA; and expected net operating income (NOI) contribution, which are non-GAAP financial measures, to evaluate its business, measure its performance, and inform strategic decision-making.

Adjusted EBITDA, Inclusive of Digital Assets Mark-to-Market

The Company defines Adjusted EBITDA, inclusive of digital assets mark-to-market, as net loss or income adjusted for interest expense, interest income, income tax benefit or provision, depreciation and amortization, our share of depreciation and amortization from unconsolidated joint ventures, net of basis adjustments, foreign exchange loss or gain, gain on the sale of property and equipment, gain or loss on derivatives, loss on other financial liability, gain on warrant liability, gain on the sale of the Far North joint venture, net of transaction costs, non-recurring transactions, loss or income attributable to non-controlling interests, and stock-based compensation expense.

Adjusted EBITDA

The Company defines Adjusted EBITDA as Adjusted EBITDA, inclusive of digital assets mark-to-market, further adjusted to exclude loss or gain on digital assets attributable to Hut 8 Corp., thereby removing the effect of mark-to-market fluctuations of digital assets held on the Company’s balance sheet. The Company’s digital assets are considered primarily long-term holdings, and periodic appreciation or depreciation in the fair value of such holdings does not reflect the results of the Company’s core operations.

Expected Net Operating Income (NOI) Contribution

The Company defines expected net operating income (NOI) contribution as expected lease revenue attributable to a particular lease, less any non-reimbursable operating expenses attributable to the leased property.

How the Company Uses These Measures

The Company’s board of directors and management team use Adjusted EBITDA, inclusive of digital assets mark-to-market, and Adjusted EBITDA to assess the Company’s financial performance, as these measures allow for the comparison of operating performance on a consistent basis across periods by removing the effects of the Company’s capital structure, such as varying levels of interest expense and income, its asset base, such as depreciation and amortization, and other items, including the non-recurring transactions described above. Adjusted EBITDA further excludes the impact of changes in the fair value of the Company’s digital asset holdings, which may otherwise affect the comparability of the Company’s financial results across periods.

The Company's management team uses expected NOI contribution to evaluate the anticipated operating performance of a particular lease, independent of the Company’s consolidated capital structure or asset base, allowing management to assess the economics of individual leasing arrangements on a comparable basis. Investors are encouraged to evaluate each adjustment described above and the reasons the Company’s Board and management team believe these measures provide useful supplemental information.

Limitations

Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA, inclusive of digital assets mark-to-market, and Adjusted EBITDA. In evaluating these measures, you should be aware that the Company may incur expenses in the future that are the same as, or similar to, certain adjustments reflected in the calculation of these measures. Accordingly, the presentation of these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items.

Operating income is the GAAP measure most directly comparable to expected NOI contribution. In evaluating this measure, you should be aware that the Company may incur non-reimbursable lease operating expenses that are not currently known or quantifiable. Accordingly, the Company's presentation of expected NOI contribution should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. Expected NOI contribution also excludes the impact of selling, general and administrative expenses and depreciation and amortization, each of which has a real economic effect and could materially impact the Company's consolidated financial results. No reconciliation of expected NOI contribution to its most directly comparable GAAP measure is included in this press release because the Company is unable to quantify certain amounts that would be required to be included in operating income without unreasonable effort, and any such quantification would imply a degree of precision that could be confusing or misleading to investors.

The Company may modify the calculation or presentation of these measures in the future, and any such modification could be material. These measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported in accordance with GAAP. Because other companies, including companies in the Company’s industry and Real Estate Investment Trusts, may calculate similarly titled measures differently, the Company’s non-GAAP measures may not be comparable to those reported by other companies, which limits their usefulness for comparative purposes.

Hut 8 Corp. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, in USD thousands, except share and per share data)

	Three Months Ended
	June 30,
	2026	2025
Revenue:
Power	$1,176	$5,492
Digital Infrastructure	1,285	1,512
Compute	72,471	34,295
Total revenue	74,932	41,299

Cost of revenue (exclusive of depreciation and amortization shown below):
Cost of revenue – Power	826	5,000
Cost of revenue – Digital Infrastructure	1,374	2,120
Cost of revenue – Compute	24,691	14,656
Total cost of revenue	26,891	21,776

Operating expenses:
Depreciation and amortization	39,727	19,458
General and administrative expenses	76,080	30,158
Loss (gain) on digital assets	138,597	(217,640)
Gain on sale of property and equipment	(33)	(312)
Total operating expenses (income)	254,371	(168,336)
Operating (loss) income	(206,330)	187,859

Other (expense) income:
Foreign exchange (loss) gain	(3,219)	3,114
Interest expense	(51,160)	(8,396)
Interest income	27,085	—
Gain (loss) on derivatives	18,315	(18,403)
Loss on other financial liability	(98)	(181)
Gain on warrant liability	22	—
Gain on sale of the Far North JV, net of transaction costs	1,110	—
Equity in earnings of unconsolidated joint venture	5,671	1,064
Total other (expense) income	(2,274)	(22,802)

Net (loss) income before income taxes	(208,604)	165,057

Income tax benefit (provision)	31,462	(27,574)

Net (loss) income	(177,142)	137,483

Less: Net loss (income) attributable to non-controlling interests	26,951	(171)
Net (loss) income attributable to Hut 8 Corp.	$(150,191)	$137,312

Net (loss) income per share of common stock:
Basic attributable to Hut 8 Corp.	$(1.27)	$1.32
Diluted attributable to Hut 8 Corp.	$(1.27)	$1.18

Weighted average number of shares of common stock outstanding:
Basic	118,483,238	104,246,041
Diluted	118,483,238	119,018,761

Net (loss) income	$(177,142)	$137,483
Other comprehensive (loss) income:
Foreign currency translation adjustments	(12,701)	39,892
Total comprehensive (loss) income	(189,843)	177,375
Less: Comprehensive loss (income) attributable to non-controlling interests	26,951	(227)
Comprehensive (loss) income attributable to Hut 8 Corp.	$(162,892)	$177,148

See Accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

Adjusted EBITDA reconciliation:

	Three Months Ended
	June 30,
(in USD thousands)	2026	2025
Net (loss) income	$(177,142)	$137,483
Interest expense	51,160	8,396
Interest income	(27,085)	—
Income tax (benefit) provision	(31,462)	27,574
Depreciation and amortization	39,727	19,458
Share of unconsolidated joint venture depreciation, amortization, net of basis adjustments (1)	2,159	5,543
Foreign exchange loss (gain)	3,219	(3,114)
Gain on sale of property and equipment	(33)	(312)
(Gain) loss on derivatives	(18,315)	18,403
Loss on other financial liability	98	181
Gain on warrant liability	(22)	—
Gain on sale of the Far North JV, net of transaction costs	(1,110)	—
Non-recurring transactions (2)	—	3,739
Loss (income) attributable to non-controlling interest	12,985	(3,786)
Stock-based compensation expense	51,239	7,640
Adjusted EBITDA, inclusive of digital assets mark-to-market	$(94,582)	$221,205
Loss (gain) on digital assets attributable to Hut 8 Corp.	105,031	(217,014)
Adjusted EBITDA	$10,449	$4,191

(1)	Net of the accretion of fair value differences of depreciable and amortizable assets included in equity in earnings of unconsolidated joint venture in the Unaudited Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income in accordance with ASC 323. See Note 8. Investment in unconsolidated joint venture of our Unaudited Condensed Consolidated Financial Statements for further detail.
(2)	There were no non-recurring transactions for the three months ended June 30, 2026. Non-recurring transactions for the three months ended June 30, 2025 represent approximately $3.7 million of restructuring costs and ABTC-related transaction costs.

Contacts

Hut 8 Investor Relations
ir@hut8.com

Hut 8 Public Relations
media@hut8.com